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Exhibit 21.1

List of Subsidiaries of CF Industries Holdings, Inc.

        The following entities will be the subsidiaries of CF Industries Holdings, Inc. upon completion of the offering. Certain subsidiaries are omitted from this exhibit because, when considered individually or in the aggregate, they would not constitute a significant subsidiary, as defined in Regulation S-X, Rule 1-02(w).

Name	Jurisdiction of Organization
CF Industries, Inc.	Delaware

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  Exhibit 21.1
List of Subsidiaries of CF Industries Holdings, Inc.